Carla Baca
Director of Corporate Communications
P:615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES APPOINTMENT OF CHRISTANN M. VASQUEZ TO BOARD OF DIRECTORS

NASHVILLE, Tennessee, November 3, 2015 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced that Christann M. Vasquez was appointed to the Company’s Board of Directors effective November 3, 2015. Ms. Vasquez will fill the vacancy on the Board created by the retirement of Batey M. Gresham, Jr.

Ms. Vasquez is the President of Dell Seton Medical Center at the University of Texas. From 2009 to 2014, she served as the Executive Vice President and Chief Operating Officer of University Health System in San Antonio, Texas. From 1987 through 2009, Ms. Vasquez served in a variety of leadership roles for multiple health systems. Her 29 years of experience enhances the Board’s understanding of the issues facing health systems in the evolving healthcare industry.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States.  The Company had investments of approximately $3.2 billion in 197 real estate properties and mortgages as of June 30, 2015.  The Company's 196 owned real estate properties are located in 30 states and total approximately 14.1 million square feet.  The Company provided leasing and property management services to approximately 9.5 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2014 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.